Exhibit 2

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT, dated as of November 21, 2005, is entered into among SPRINT NEXTEL CORPORATION, a corporation organized under the laws of the State of Kansas (“Sprint”), and the persons who are stockholders of ALAMOSA HOLDINGS, INC., a Delaware corporation (the “Company”), who are signatories hereto (each, a “Stockholder,” and together, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Sprint and the Company are parties to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), whereby a wholly owned subsidiary of Sprint will merge with and into the Company (the “Merger”), with the result that the Company will become a wholly owned subsidiary of Sprint (capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement);

WHEREAS, each Stockholder is, except as otherwise noted on Schedule A hereto (the shares of Common Stock referred to on Schedule A are referred to herein as the “Schedule A Shares”), the sole beneficial owner (and holds sole beneficial voting power) of the shares of common stock of the Company, par value $0.01 per share (“Common Stock”), set forth opposite such Stockholder’s name on Schedule B hereto (all of the shares owned by the Stockholders as of the date hereof being hereinafter referred to as the “Existing Shares” and, together with any shares of Common Stock or other shares of capital stock of the Company acquired by the Stockholders after the date hereof, as the “Shares”); and

WHEREAS, as a condition and inducement to Sprint’s willingness to enter into the Merger Agreement, each Stockholder has agreed to vote all of its Shares pursuant to the terms and conditions of this Agreement and to certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1. Voting of Shares. During the Proxy Term (as defined below), each Stockholder hereby agrees that at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, and in connection with any action of the stockholders of the Company taken by written consent, such Stockholder will:

(a) appear in person or by proxy at each such meeting or otherwise cause the Shares beneficially owned by such Stockholder (other than the Schedule A Shares) to be counted as present at such meeting for purposes of calculating a quorum; and

(b) unless Sprint votes such Stockholder’s Shares directly pursuant to the proxy granted in Section 2 hereof, (i) vote (or cause to be voted) its Shares (other than the Schedule A Shares), in person or by proxy, in favor of adopting the Merger Agreement, approving the Merger and any other action of the stockholders of the Company reasonably requested by Sprint in furtherance thereof; and (ii) vote (or cause to be voted) its Shares (other than the Schedule A Shares), in person or by proxy, against, and not deliver any written consent with respect to such Shares in favor of, any other Acquisition Proposal submitted for approval to the stockholders of the Company, unless Sprint consents in writing to such Stockholder voting in favor of, or delivering a consent with respect to, such other Acquisition Proposal.

2. Proxy.

(a) Each Stockholder by this Agreement does hereby constitute and appoint Sprint, or any nominee of Sprint, with full power of substitution, during and for the Proxy Term, as such Stockholder’s true and lawful attorney and irrevocable proxy, for and in such Stockholder’s name, place and stead, to vote the Shares of such Stockholder (other than the Schedule A Shares) as such Stockholder’s proxy, at every meeting of the Company’s stockholders or any adjournment thereof (or, as applicable, to instruct and direct any holder of record of such Shares to vote such Shares) or execute its proxy with respect to such Shares at every meeting of the Company’s stockholders or any adjournment thereof, in favor of approving the Merger Agreement, the Merger and any other action of the Company’s stockholders reasonably requested by Sprint in furtherance thereof; and against any other Acquisition Proposal submitted for approval to the Company’s stockholders unless Sprint and such Stockholder determine to vote or consent in favor of such other Acquisition Proposal. Each Stockholder intends this proxy to be irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxy previously granted by such Stockholder with respect to its Shares (except as may be otherwise noted on Exhibit A). Each Stockholder acknowledges that, pursuant to the authority hereby granted under the irrevocable proxy, Sprint may vote such Stockholder’s Shares in furtherance of its own interests, and Sprint is not acting as a fiduciary for such Stockholder.

(b) For purposes of this Agreement, “Proxy Term” means the period from the execution of this Agreement until the termination of this Agreement in accordance with the terms of Section 9(a) hereof.

(c) Each Stockholder agrees that the irrevocable proxy set forth in this Section 2 hereof shall not be terminated by any act of such Stockholder or by operation of law, other than upon expiration of the Proxy Term.

3. Stop Transfer Instruction; Legend.

(a) Promptly following the date hereof, the Stockholders shall deliver written instructions to the Company and to the Company’s transfer agent stating that the Shares (other than the Schedule A Shares) may not be Transferred (as defined below) in any manner during the term of this Agreement without the prior written consent of Sprint or except as provided in this Agreement.

(b) Promptly following the date hereof, each Stockholder shall cause a legend to be placed on the certificates (to the extent the Shares are certificated) representing its Existing Shares (other than the Schedule A Shares) as set forth below:

“The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, encumbered, assigned, distributed, hypothecated, tendered or otherwise disposed of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law, except in accordance with and subject to the terms and conditions of the Stockholders Agreement, dated as of November 21, 2005, between the registered holder hereof and Sprint Nextel Corporation.”

(c) The parties hereto agree that the legend set forth above shall be removed only upon delivery to the Company’s transfer agent of written notice signed by Sprint (which notice shall not be unreasonably withheld or delayed) after expiration of the Proxy Term that the restrictions set forth in the legend above are of no further force and effect.

4. Acknowledgment of Reliance. Each Stockholder understands and acknowledges that Sprint is pursuing the Merger (and incurring costs and expenses and foregoing other opportunities) in reliance upon such Stockholder’s execution and delivery of this Agreement.

5. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as otherwise noted in Schedule A hereto, such Stockholder (a) has not entered, and such Stockholder shall not enter at any time during the Proxy Term, into any voting agreement, voting trust or option agreement with respect to the Shares beneficially owned by such Stockholder and (b) has not granted, and such Stockholder shall not grant at any time during the Proxy Term, a proxy, a consent or power of attorney with respect to the Shares beneficially owned by such Stockholder, other than the proxy granted pursuant to Section 2 hereof.

6. Representations and Warranties of each Stockholder. Each Stockholder hereby represents and warrants, severally as to such Stockholder and not jointly, to Sprint as follows:

(a) Authorization; Validity of Agreement; Necessary Action. If such Stockholder is not an individual, such Stockholder (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the requisite power and authority to execute and deliver this Agreement, and to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. No other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Sprint and the other Stockholders, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(b) Ownership. As of the date hereof, (i) such Stockholder beneficially owns the Existing Shares listed opposite such Stockholder’s name on Schedule B hereto, and (ii) the Existing Shares (as set forth opposite such Stockholder’s name on Schedule B) constitute all of the shares of Common Stock owned by such Stockholder. Except as otherwise noted on Schedule A hereto, there are no existing agreements or arrangements between such Stockholder or any of its affiliates (other than the Company), on one hand, or the Company or any of the Subsidiaries, on the other hand, relating to the Shares beneficially owned by such Stockholder or any of its affiliates (other than the Company). Such Stockholder, except as otherwise noted on Schedule A hereto, has and will have at all times through the term of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares of such Stockholder on or prior to the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Except as otherwise noted on Schedule A hereto, such Stockholder has and, until consummation of the Merger, will have, good and marketable title to the Existing Shares of such Stockholder, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever (“Liens”).

(c) No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to such Stockholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of, or result in the creation of any Lien on, the Existing Shares of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Existing Shares is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or materially delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing (other than Exchange Act filings) with or notification to, any Governmental Entity based on the Law of any applicable Governmental Entity, except for any of the foregoing as would not, either individually or in the aggregate, prevent or materially delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Entity that would impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Stockholder Has Adequate Information. Such Stockholder is a sophisticated seller with respect to its Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of its Shares and has independently and without reliance upon either Buyer or Sprint and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that neither Buyer nor Sprint has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to its Shares are irrevocable, and that such Stockholder shall have no recourse to its Shares, Sprint or Buyer, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

(g) No Liability. Such Stockholder has no liability or obligation related to or in connection with the Shares that would be imposed on Sprint or Buyer as a result of this Agreement, other than the obligations to Sprint as set forth in this Agreement.

(h) Chickasaw Shares. Notwithstanding anything in this Agreement to the contrary, Sprint acknowledges and agrees that (i) 2,000,000 of the Shares held by Chickasaw Holding Co. are subject to deliver under a forward sales contract as follows: 500,000 Shares on June 19, 2006, 1,250,000 Shares on December 18, 2006 and 1,250,000 Shares on June 18, 2007, and (ii) neither the existence or performance of such obligations shall be deemed to breach any representation, warranty or covenant in this Agreement.

7. Representations and Warranties of Sprint.

(a) Authorization; Validity of Agreement; Necessary Action. Sprint (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the corporate power and authority to execute and deliver this Agreement and the Merger Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No other actions or proceedings on the part of Sprint are necessary to authorize the execution and delivery of this Agreement or the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Merger Agreement have been duly executed and delivered by Sprint and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders and the Merger Agreement constitutes a valid and binding obligation of the Company, each such agreement constitutes a valid and binding obligation of Sprint, enforceable against Sprint in accordance with its terms.

(b) No Violation. Assuming the accuracy of the representations and warranties contained in Section 3.23 of the Merger Agreement and except as set forth in the Company Disclosure Letter or in the exceptions to the representation and warranty contained in Section 4.3 of the Merger Agreement, the execution and delivery of this Agreement by Sprint and the Merger Agreement by each of Sprint and Buyer does not, and the performance by Sprint of its obligations under this Agreement and by each of Sprint and Buyer of their obligations under the Merger Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to Sprint or Buyer or by which any of their respective assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Sprint or Buyer is a party or by which Sprint or Buyer is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or materially delay or impair the ability of (x) Sprint to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis or (y) Sprint or Buyer to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby on a timely basis.

(c) Consents and Approvals. Assuming the accuracy of the representations and warranties contained in Section 3.23 of the Merger Agreement and except as set forth in the Company Disclosure Letter or in the exceptions to the representation and warranty contained in Section 4.3 of the Merger Agreement, the execution and delivery of this Agreement by Sprint does not, and the performance by Sprint of its obligations under this Agreement will not, require Sprint to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on the Law of any applicable Governmental Entity, except for any of the foregoing as would not, either individually or in the aggregate, prevent or materially delay or impair the ability of (i) Sprint to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis or (ii) Sprint or Buyer to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby on a timely basis.

(d) Available Funds. At the Effective Time, Sprint will have available all funds necessary for the acquisition of all shares of Company Capital Stock pursuant to the Merger Agreement.

8. Covenants of the Stockholders. Each Stockholder hereby covenants and agrees that:

(a) Except as expressly contemplated hereby, during the Proxy Term such Stockholder shall not sell, transfer, pledge, encumber, assign, distribute, hypothecate, tender or otherwise dispose of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law (collectively, a “Transfer”), or enforce the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares beneficially owned by such Stockholder, any Shares acquired by such Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into shares of Common Stock, any other capital stock of the Company or any interest in any of the foregoing with any person; provided, however, (i) such Stockholder may Transfer any of its Shares to any person so long as the transferee agrees, in form and substance satisfactory to Sprint, to be bound by and subject to the terms and conditions of this Agreement with respect to such Shares owned by such transferee and (ii) the restrictions set forth in this Section 8(a) shall not apply to the Schedule A Shares.

(b) In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination,

exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(c) Until the expiration of the Proxy Term, such Stockholder shall notify Sprint promptly (and in any event within one business day) in writing of the number of any additional Shares acquired by such Stockholder, if any, after the date hereof.

(d) Such Stockholder will not take any action or permit any action to be taken that would have the effect of preventing, disabling or delaying such Stockholder from performing its obligations under this Agreement. Without limiting the foregoing, such Stockholder agrees that, until the expiration of the Proxy Term, subject to the provisions of Section 9(r), neither such Stockholder nor any of such Stockholder’s representatives or agents shall (i) engage in any conduct described in Section 5.9 of the Merger Agreement or (ii) exercise or attempt to exercise any rights under Section 262 of the DGCL with respect to the Merger.

9. Miscellaneous.

(a) Termination. This Agreement shall terminate upon the earlier of: (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, however, (A) this Section 9 shall not terminate and shall remain in full force and effect after termination of this Agreement, and (B) if this Agreement shall terminate pursuant to clause (i) above, Sections 6(b), (f) and (g) shall not terminate and shall remain in full force and effect after termination of this Agreement.

(b) Further Assurances. From time to time, at any party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(c) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Sprint any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and Sprint shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein.

(d) Expenses. All costs and expenses (including legal fees) (i) incurred in connection with the preparation and negotiation of this Agreement shall be paid by the party incurring such expenses and (ii) incurred due to or in connection with any action to enforce the terms of this Agreement shall be paid by the non-prevailing party in such action.

(e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(e):

(i)	if to Sprint Nextel Corporation to:

Sprint Nextel Corporation
2001 Edmund Drive
Reston, VA 20191
Telecopier: (703) 433-4846
Attention: General Counsel

with a copy to:

King & Spalding LLP
191 Peachtree Street
Atlanta, GA 30303-1763
Telecopier: (404) 572-5100
Attention: Michael J. Egan
Stephen M. Wiseman

if after March 27, 2006 to:

King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309
Telecopier: (404) 572-5100
Attention: Michael J. Egan
Stephen M. Wiseman

(ii)	if to any Stockholder to:

c/o Alamosa Holdings, Inc.
5225 S. Loop 289, Suite 120
Lubbock, Texas 79424
Telecopier: (806) 722-1423

with a copy to:

Alamosa Holdings, Inc.
5225 S. Loop 289, Suite 120
Lubbock, Texas 79424
Telecopier: (806) 722-1423

(f) Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(h) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(j) Venue. The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.

(k) Service of Process. Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(l) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

(m) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(n) Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

(o) Public Announcement; Disclosure. Each Stockholder shall consult with Sprint before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and, except as required by Law or regulatory authority after notice to and consultation with the Company, shall not issue any such press release or make any such public statement without the approval of Sprint (which approval shall not be unreasonably withheld or delayed). Each Stockholder hereby authorizes Sprint and Buyer to publish and disclose in any announcement or disclosure required by the SEC or the New York Stock Exchange and, if necessary, the Proxy Statement, its identity and ownership of its Shares and the nature of its commitments, arrangements and understandings under this Agreement.

(p) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(q) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(r) Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, in the case of any officer, director or employee of any Stockholder, or any Stockholder, who is a director or executive officer of the Company, the agreements of such Stockholder contained in this Agreement shall not govern, limit or restrict the ability of such officer, director or employee of such Stockholder, of such Stockholder, to exercise his or her fiduciary duties as a director or executive officer to the stockholders of the Company under applicable Law in his or her capacity as a director or executive officer of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

SPRINT NEXTEL CORPORATION

By:	/s/ Paul Saleh
Name: Paul Saleh Title: CFO

[Signatures of Stockholders On Following Page]

David E. Sharbutt

/s/ David E. Sharbutt

Rey M. Clapp, Jr.

/s/ Rey M. Clapp, Jr.

Kendall W. Cowan

/s/ Kendall W. Cowan

Scotty Hart

/s/ Scotty Hart

Schuyler B. Marshall

/s/ Schuyler B. Marshall

Loyd I. Rinehart

/s/ Loyd I. Rinehart

Michael V. Roberts

/s/ Michael V. Roberts

Anthony Sabatino

/s/ Anthony Sabatino

Jimmy R. White

/s/ Jimmy R. White

Margaret Z. Couch

/s/ Margaret Z. Couch

Thomas F. Riley, Jr.

/s/ Thomas F. Riley, Jr.

Steven A. Richardson

/s/ Steven A. Richardson

John F. Otto, Jr.

/s John F. Otto, Jr.

Allen T. McInnes

/s/ Allen T. McInnes

CAROLINE HUNT TRUST ESTATE

By:	/s/ Don W. Crisp, Trustee
Don W. Crisp Trustee

CHICKASAW HOLDING CO.

By:	/s/ Thomas F. Riley, Jr.
Thomas F. Riley, Jr. Director

TF RILEY TRUST

By:	/s/ Thomas F. Riley, Jr.
Thomas F. Riley, Jr. Trustee

PATRICIA RILEY TRUST

By:	/s/ Thomas F. Riley, Jr.
Thomas F. Riley, Jr. Trustee

AMENDMENT NO. 1

TO STOCKHOLDERS AGREEMENT

AMENDMENT NO. 1 TO STOCKHOLDERS AGREEMENT, dated as of December 12, 2005 (this “Amendment”), among SPRINT NEXTEL CORPORATION, a corporation organized under the laws of the State of Kansas (“Sprint”), and the persons who are stockholders of ALAMOSA HOLDINGS, INC., a Delaware corporation (the “Company”), who are signatories hereto (each, a “Stockholder,” and together, the “Stockholders”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Stockholders Agreement (as defined below).

WITNESSETH:

WHEREAS, Sprint and the Stockholders have entered into that certain Stockholders Agreement, dated as of November 21, 2005 (the “Stockholders Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Stockholders Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Sprint and the Stockholders hereby agree as follows:

ARTICLE I

AMENDMENTS

SECTION 1.1 Amendment to Section 6(h). Section 6(h) of the Stockholders Agreement is hereby amended and restated to read in its entirety as follows:

“(h) Chickasaw Shares. Notwithstanding anything in this Agreement to the contrary, Sprint acknowledges and agrees that (i) 3,000,000 of the Shares held by Chickasaw Holding Co. are subject to delivery under a forward sales contract as follows: 500,000 Shares on June 19, 2006, 1,250,000 Shares on December 18, 2006 and 1,250,000 Shares on June 18, 2007, and (ii) neither the existence or performance of such obligations (or any related obligations or restrictions arising under Chickasaw Forward Sales Contracts) shall be deemed to breach any representation, warranty or covenant in this Agreement, and the obligations of Chickasaw under this Agreement are limited to the extent necessary to comply with the Chickasaw Forward Sales Contracts. The documents and agreements governing such forward sales contracts, including the related pledge agreements, are referred to herein as the “Chickasaw Forward Sales Contracts.” ”

SECTION 1.2 Additional Amendment to Section 6. Section 6 of the Stockholders Agreement is hereby amended to add the following subsections (i) and (j):

“(i) Roberts Shares. Notwithstanding anything in this Agreement to the contrary, Sprint acknowledges and agrees that (i) 550,000 of the Shares held by Michael Roberts are subject to delivery under a forward sales contract as follows: 110,000 Shares on October 20, 2010, 110,000 Shares on October 21, 2010, 110,000 Shares on October 22, 2010, 110,000 Shares on October 25, 2010 and 110,000 Shares on October 26, 2010, (ii) 300,000 of the Shares held by Michael Roberts are subject to delivery under a forward sales contract June 15, 2011, and (iii) neither the existence or performance of such obligations (or any related obligations or restrictions arising under Roberts Forward Sales Contracts) shall be deemed to breach any representation, warranty or covenant in this Agreement, and the obligations of Roberts under this Agreement are limited to the extent necessary to comply with the Roberts Forward Sales Contracts. The documents and agreements governing such forward sales contracts, including the related pledge agreements, are referred to herein as the “Roberts Forward Sales Contracts”.

(j) Sharbutt Shares. Notwithstanding anything in this Agreement to the contrary, Sprint acknowledges and agrees that (i) 475,423 of the Shares held by Five S, Ltd and 192,600 of the Shares held by David Sharbutt are subject to delivery under a forward sales contract as follows: 335,800 Shares (143,200 by Five S, Ltd and 192,600 by Sharbutt) in January 2007 and 332,223 Shares in June 2008, and (ii) neither the existence or performance of such obligations (or any related obligations or restrictions arising under Sharbutt Forward Sales Contracts) shall be deemed to breach any representation, warranty or covenant in this Agreement, and the obligations of Sharbutt under this Agreement are limited to the extent necessary to comply with the Sharbutt Forward Sales Contracts. The documents and agreements governing such forward sales contracts, including the related pledge agreements, are referred to herein as the “Sharbutt Forward Sales Contracts”.”

SECTION 1.3 Amendment to Schedule B. Schedule B to the Stockholders Agreement is hereby amended and restated in its entirety to read as is set forth on Schedule B to this Amendment.

ARTICLE II

REPRESENTATIONS

SECTION 2.1 Sprint and Stockholder Representations. Each of the parties to this Amendment hereby represents to the others that (a) if it is an organization, it has full organizational power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (b) if it is an organization, the execution and delivery of this Amendment by such party have been duly and validly authorized by all necessary organizational action on the part of such party and (c) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

SECTION 3.2 Counterparts. This Amendment may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 3.3 Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

SECTION 3.4 No Other Effect on the Stockholders Agreement. Except as modified by this Amendment, all of the terms of the Stockholders Agreement are hereby ratified and confirmed and shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have signed or have caused this Amendment No. 1 to Stockholders Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

SPRINT NEXTEL CORPORATION

By:	/s/ Steven M. Nielsen
Name: Steven M. Nielsen Title: SVP [Signatures of Stockholders On Following Page]

/s/ David E. Sharbutt
David E. Sharbutt

/s/ Rey M. Clapp, Jr.
Rey M. Clapp, Jr.

/s/ Kendall W. Cowan
Kendall W. Cowan

/s/ Scotty Hart
Scotty Hart

/s/ Schuyler B. Marshall
Schuyler B. Marshall

/s/ Loyd I. Rinehart
Loyd I. Rinehart

/s/ Michael V. Roberts
Michael V. Roberts

/s/ Anthony Sabatino
Anthony Sabatino

/s/ Jane Shivers
Jane Shivers

/s/ Jimmy R. White
Jimmy R. White

/s/ Margaret Z. Couch
Margaret Z. Couch

/s/ Steven A. Richardson
Steven A. Richardson

/s/ John F. Otto, Jr.
John F. Otto, Jr.

/s/ Allen T. McInnes
Allen T. McInnes

CAROLINE HUNT TRUST ESTATE

By:	/s/ Don W. Crisp, Trustee
Don W. Crisp Trustee

CHICKASAW HOLDING CO.

By:	/s/ Thomas F. Riley, Jr.
Thomas F. Riley, Jr. Director

TF RILEY TRUST

By:	/s/ Thomas F. Riley, Jr.
Thomas F. Riley, Jr. Trustee

PATRICIA RILEY TRUST

By:	/s/ Thomas F. Riley, Jr.
Thomas F. Riley, Jr. Trustee